 Exhibit 10.4

Form of Service Contract

Between Smurfit Kappa Italia S.p.A. and Saverio Mayer

THIS AGREEMENT, is made on [DATE] 2024

BETWEEN

(1)	Smurfit Kappa Italia S.p.A., a company incorporated under the laws of Italy, with registered office in via Vincenzo Monti n. 12, 20123, Milano, VAT number 02124341203 (the “Company”)

AND

(2)	SAVERIO MAYER, of [O] (the “Executive”)

WITNESSETH as follows:

1	Interpretation

1.1	Definitions

In this Agreement unless the context otherwise requires or unless otherwise specified:

“Agreement” means this employment agreement and any subsequent amendments thereto;

“Associated Undertaking” means any undertaking which from time to time is a subsidiary of the Company or is a holding company of the Company or a subsidiary of any such holding company or is affiliated with the Company;

“Board” means the board of directors of the Company from time to time and includes any person or committee duly authorised by the board of directors to act on its behalf for the purposes of this Agreement;

“CBA” means the National Collective Bargaining Agreement for the executives (dirigenti) of the industrial sector (Contratto Collettivo Nazionale di Lavoro per i dirigenti delle aziende industriali) from time to time in force;

“CEO” means the President and Group Chief Executive Officer;

“Commencement Date” means [DATE]

“Confidential Information” means all and any information, whether or not recorded, of any Group Company which the Executive (or, where the context so requires, another person) has obtained by virtue of his employment or engagement and which relevant Group Company regards as confidential or in respect of which the relevant Group Company is bound by an obligation of confidence to a third party, including:

(a)	all and any information relating to business methods, corporate plans, future business strategy, management systems, finances, and maturing new business opportunities;

(b)	all and any information relating to research or development projects or both;

(c)	all and any information concerning the curriculum vitae, remuneration details, work-related experience, attributes and other personal information concerning those employed or engaged by any Group Company;

(d)	all and any information relating to marketing or sales of any past present or future product or service of any Group Company including sales targets and statistics, market share and pricing statistics, marketing surveys and strategies, marketing research reports, sales techniques, price lists, mark-ups, discounts, rebates, tenders, advertising and promotional material, credit and payment policies and procedures, and lists and details of customers, prospective customers, suppliers and prospective suppliers including their identities, business requirements and contractual negotiations and arrangements with any Group Company;

(e)	all and any trade secrets, secret formulae, processes, inventions, design, know-how, technical specification and other technical information in relation to the creation, production or supply of any past, present or future product or service of any Group Company, including all and any information relating to the working of any product, process, invention, improvement or development carried on or used by any Group Company or any associate of any Group Company and information concerning the intellectual property portfolio and strategy of any Group Company or of any associate of any Group Company;

but excluding any information which:

(i)	is part of the Executive's own stock in trade;

(ii)	is readily ascertainable to persons not connected with the Group without significant expenditure of labour, skill or money; or

(iii)	which becomes available to the public generally other than by reason of a breach by the Executive of his obligations under this Agreement;

“Employment” means the Executive’s employment under this Agreement or, where the context permits or requires, the duration of the Executive’s employment under this Agreement;

“Group” means the Company, the Parent and all other Associated Undertakings and all references to 'Group Company' shall be construed accordingly;

“Intellectual Property Rights” means all intellectual property rights in any part of the world and includes patents, utility models, rights in inventions, registered and unregistered trade and service marks, rights in business and trade names and get-up, rights in domain names, registered designs, unregistered rights in designs, semiconductor topography rights, copyrights and related rights (including software copyright), rights in performances, database rights, rights in know-how and all other intellectual property rights (whether or not registered and including registrations and applications for registration) and all similar rights or forms of protection which may exist anywhere in the world;

“Parent" means Smurfit WestRock plc a public limited company, incorporated under the laws of Ireland with company registration number 607515 , having its registered address at Beech Hill, Clonskeagh, Dublin 4, D04 N2R2, Ireland;

“Parent Board” means the board of directors of the Parent from time to time and includes any person or committee duly authorised by the board of directors to act on its behalf for the purposes of this Agreement;

"Person” means any individual person, firm, company, partnership, unincorporated association, joint venture or other legal entity; and

“Termination Date” means the date on which the Employment terminates irrespective of the cause or manner.

2	Appointment

2.1	Basis of Employment

2.1.1	The Company shall employ the Executive and the Executive shall serve the Company and the Parent as an executive employee (dirigente) under the CBA with the duties of President & Chief Executive Officer, Europe MEA & APAC of the Group or in any other executive capacity of similar status as the Company and / or the Parent may reasonably require within the limits provided for under article 2103 of the Italian Civil Code.

2.1.2	The Executive will have a hierarchical report to the Group Chief Executive Officer & President and a functional report to the Board.

2.1.3	The Employment is deemed to have begun on the Commencement Date. For the purposes of continuity of service, the Executive’s employment with the Company began on 22 April 1986.

3	Duties

3.1.1	The duties of President & Chief Executive Officer, Europe MEA & APAC are listed under Appendix A to this Agreement.

3.1.2	The Executive shall comply with his statutory fiduciary duties to the Company in accordance with article 2105 of the Italian Civil Code, the Parent and any other Associated Undertaking of which he becomes a director during the continuance of the Employment and, in particular, shall undertake and perform such duties and exercise such powers, authorities and directions in relation to his position as President & Chief Executive Officer, Europe MEA & APAC and its business as the CEO or the Parent Board (or such other person(s) authorised by the Parent Board) may from time to time at their sole discretion assign or delegate to or vest in him.

4	Exclusivity of Service

4.1	During the course of the Employment, the Executive must devote time, attention and skills exclusively to the business of the Group and he must use his best endeavours to promote the interests, business and welfare of the Group.

4.2	In order to protect the Company and the Group's Confidential Information, to avoid any potential conflicts of interest, the Executive shall not during the course of the Employment (except as a representative of any Group Company) without the prior written consent of the Company or Parent Board and subject to clause 4.3, undertake nor, directly or indirectly be engaged, concerned or interested in, nor make preparations to be engaged, concerned or interested in, any other Person or become an employee, officer, servant or agent of or consultant to any other Person.

4.3	Nothing in this clause shall preclude the Executive (if the Parent Board shall at its absolute discretion so agree in writing) from being concerned or taking an interest in or assuming responsibilities to (in any capacity whatsoever including without limitation to the generality of the foregoing as a director, officer, servant, agent or consultant) any company (which is not a member of the Group) or Person provided always that:

(a)	the business or activity of such Person is not in conflict and does not compete and is not likely to compete with the business of the Company or any Associated Undertaking; and

(b)	the Executive’s interest in and responsibilities towards such Person do not interfere with the proper performance by the Executive of his duties under this Agreement.

5	Directorships

5.1	The Executive acknowledges and agrees that he may be appointed to other offices and/or positions and/or responsibilities within the Company and/or any Group Company. Any such additional appointment will be without prejudice to the Executive’s role as President & Chief Executive Officer, Europe MEA & APAC.

5.2	The Executive must resign from any office held in any Group Company if he is asked to do so by the Company or the Parent Board without claim for compensation, subject to the Articles of Association of the relevant Group Company.

5.3	The Executive shall receive no compensation for fulfilling the role of director of any Group Company or for membership of any committee formed by the board of any Group Company.

6	Place and Hours of Work

6.1	The Executive’s principal place of work shall be at Amsterdam at The Base, Building B (3rd Floor), Evert van de Beekstraat 1-106, Netherlands, or at such other place of business of the Company or any member of the Group as the Company or Parent Board shall reasonably require in accordance with article 2013 of the Italian Civil Code and the CBA. It is agreed between the parties that any change of the place of work will be made in consultation with, and with consent of, the Executive.

6.2	The Executive shall be required and hereby agrees to travel to such places (whether inside or outside Netherlands) and in such manner and on such occasions as the Company or Parent Board may from time to time reasonably require in pursuance of his duties hereunder.

6.3	The parties reciprocally acknowledge and agree that in the quantification of the compensation under clause 7.1 below they have taken into account the circumstance that the Executive shall travel very often and, as such, no further indemnities will be payable as “indennità di trasferta”, “rimborso spese non documentabili” or “diaria”. Notwithstanding the above, the Company will reimburse the Executive the expenses as provided for under clause 8.1 below.

6.4	The Executive hereby acknowledges that as he is responsible for determining the duration of his own working time, he shall not be entitled to receive any additional remuneration for work outside normal business hours.

7	Salary, Bonus and LTIP

7.1	Base Salary

During the Employment, the Executive shall be paid a salary at the rate of EUR 762,872 gross per annum, payable in 13 monthly instalments in accordance with the CBA. Such salary (and any revised salary pursuant to clause 7.2) shall accrue from day to day but shall be paid by equal monthly instalments in arrears on the last working day of each month into the Executive’s nominated bank account, subject to income tax, social security contributions and such other deductions which the Company is obliged by law or requested by the Executive or entitled under this Agreement to make. The Company reserves the right to alter the method of payment of the Executive’s salary, as may be reasonably necessary in the particular circumstances.

The portion of the annual base salary exceeding the minimum wage (minimo tabellare/trattamento economico minimo) provided by the CBA shall be considered an “absorbable extra-minimum” (superminimo assorbibile). This “absorbable extra-minimum” (superminimo assorbibile) anticipates and absorbs any future pay rise of any nature, including with retroactive effect, pursuant to any collective bargaining agreements, company-based collective agreements and applicable law, and supersedes any such different salary level, benefit or arrangement.

7.2	Annual Review

The Executive’s salary provided for in clause 7.1 shall be subject to annual review by the compensation committee of the Parent Board. As a result of any such annual review, the compensation committee of the Parent Board shall not be under any obligation to make any increase in salary.

7.3	Deductions

The Company shall, subject to the provision of reasonable notice to the Executive, and to the extent permitted by law, be entitled to deduct from the Executive’s salary all sums or any other sum due to the Executive from time to time owed by the Executive to any Group Company and by his execution hereof, the Executive consents to the deduction of such sums.

7.4	Bonus

In addition to his salary, from the commencement of the Parent's Fiscal Year 2025, the Executive shall be eligible to participate in the Annual Incentive Plan (the "Scheme"), details of which are available on application to the compensation committee of the Parent. The Executive's participation in the Scheme is subject to the terms and conditions of the Scheme as may be amended from time to time by the compensation committee of the Parent Board.

7.5	LTIP

The Executive shall also be eligible to participate in the Parent's Annual Long-Term Incentive Programme (the "LTIP"), details of which are available on application to the compensation committee of the Parent Board. The Executive's participation in the LTIP is subject to the terms and conditions of the LTIP as may be amended from time to time by the compensation committee of the Parent Board. The Executive acknowledges that the terms and conditions of the Employment as set out in this Agreement shall not be affected in any way by any participation by him in the LTIP which the Executive agrees and affirms shall not form part of such terms and conditions of employment (either expressly or impliedly) including, without limitation, as part of his remuneration under this Agreement.

8	Expenses

8.1	Reimbursement

The Company shall reimburse to the Executive all reasonable travelling, hotel, entertainment and other out of pocket expenses properly and wholly incurred by him in the performance of his duties, subject to the Executive’s adherence to the Group's Expenses Policy. Failure to submit expenses in accordance with the Expenses Policy may result in non-payment.

8.2	Credit or Charge Card

Where the Company issues a Company sponsored credit or charge card to the Executive, he shall use such card only for expenses reimbursable under clause 8.1 above.

9	Pension

9.1	The Executive is entitled to participate in the complementary pension benefit provided for under the PREVIRAS pension fund.

10	Insured Benefits

Subject to (and conditional upon) clauses 10.4 to 10.7, the Company shall provide the following benefits to the Executive:

10.1	Private Medical Insurance

10.1.1	The Executive is entitled to participate in the supplementary healthcare assistance under the Fasi healthcare fund and to an additional medical insurance scheme as an integration to the Fasi fund. Full details of the medical schemes are available from the HR Department. The Executive can also benefit from an annual medical check-up as per the Company’s policies.

10.2	Life Assurance

10.2.1	The Executive shall be entitled to participate in the Company’s life assurance scheme, at the Company’s expense, to pay the Executive’s dependents a sum equal to 3 times the Executive’s salary if the Executive dies during his employment. Full details of the Company’s life assurance scheme are available from the Company’s HR Department.

10.3	The Executive shall be entitled to the life, permanent disability and accident insurance covers for dirigenti provided for under the CBA.

10.4	The Executive’s entitlement to the insurance benefits in this clause shall cease on the Termination Date and the Executive shall not be entitled to claim any compensation for loss of such benefits as part of any claim for damages or compensation. This is without prejudice to any more favourable treatment of the benefits provided for under the CBA, provided that the continuation of such benefits under the CBA does not create any cost for the Company, any entity in the Group or the Parent.

10.5	All insured benefits in this clause 10 are subject to:

10.5.1	the policy terms, conditions and rules of the relevant schemes, as amended from time to time; and

10.5.2	the Executive and, if appropriate, the Executive’s spouse, civil partner, or long term partner and / or dependent children satisfying the normal underwriting requirements of the relevant insurance provider.

10.6	The Executive’s entitlement to the insurance benefits in this clause shall cease on the Termination Date and the Executive shall not be entitled to claim any compensation for loss of such benefits as part of any claim for damages or compensation in relation to the termination of his employment, howsoever arising.

10.7	In the event that the insurer of any insured benefit does not meet a claim made by the Executive (or on behalf of the Executive) or the Executive’s spouse or dependent children or on the Executive’s behalf, then the Executive will have no claim against the Company in respect of that insured benefit.

11	Car

11.1	During the Employment, and while the Executive holds a valid driving licence, the Company shall provide a car benefit to be agreed with the Executive and subject to the Company’s Car Policy as may be in force from time to time.

12	Annual Leave

12.1	Amount of Annual Leave

The Executive shall be entitled to 35 days’ annual leave (in addition to statutory public holidays) in each holiday year(or such other number of days as provided in the CBA).

12.2	Payment in Lieu of Accrued Leave

Annual leave entitlement shall be deemed to accrue on a pro rata basis and on the termination of this Agreement howsoever arising the Executive shall be entitled to pay in lieu of all accrued but unused annual leave entitlement up to and including the Termination Date only and shall be required to repay to the Company pay for annual leave taken in excess of entitlement.

12.3	Basis of Leave

Details of the Executive’s holiday and leave entitlements are set out in the CBA.

13	Severance Plan

13.1	The Executive shall be eligible to participate in the Parent's Executive Severance Plan, details of which are available on application to the Chairperson of the Compensation Committee of the Parent Board, subject to the terms and conditions of such plan as may be amended from time to time by the Parent. For the avoidance of doubt, any payment under such plan shall not form part of the Executive's remuneration for the purposes of the Employment.

13.2	It is understood between the Parties that the payments made according to the Executive Severance Plan absorb and replace any other indemnity, damages, or compensation due according to contract and/or law and/or the CBA in connection with the termination of the Employment as a consequence of any of the circumstances that trigger the payment of the severance under the Executive Severance Plan. However, if the compensation due according to law and/or the CBA is more favourable to the Executive than the severance benefits provided for under the Executive Severance Plan, then the Executive will receive only the compensation due according to law and/or the CBA with exclusion of any severance benefits provided for under the Executive Severance Plan.

14	Grievance and Disciplinary Matters

14.1	The Parties acknowledge that disciplinary, dismissal and grievance procedures applicable to the Executive are set out in the CBA.

15	Duration and Termination

15.1	Duration

The Employment under this Agreement is open-ended.

In case of termination of the Employment pursuant to Article 2118 of the Italian Civil Code, the terminating party must communicate the intention to terminate to the other party in writing, giving the notice period provided by the CBA. This does not preclude the Company from terminating the Employment without notice in certain circumstances.

15.2	Payment in Lieu of Notice

15.2.1	It is acknowledged by the Executive that the Company may, in its absolute discretion and without any obligation to do so, terminate the Employment forthwith at any time and with immediate effect by notifying the Executive that: (a) it is doing so; and (b) that it will make a payment in lieu of notice (“PILON”) calculated in accordance with the Italian Civil Code and the CBA.

15.3	Immediate Termination

The Employment may be terminated immediately without notice or PILON in case of circumstances of “cause” which would enable the Executive’s immediate dismissal pursuant to article 2119 of the Italian Civil Code.

15.4	Executive’s Obligations on Termination

On the Termination Date (for whatever reason and howsoever caused), the Executive shall promptly:

15.4.1	resign from all offices held by him in any Group Company and from all other appointments or offices which he holds as nominee or representative of the Company or of any Associated Undertaking and do all such acts and things (if any) as may be necessary to make any such resignations effective; and

15.4.2	deliver up to the Company (to whomever the Board of Parent Board specifies), without destruction, deletion or redaction of any data or images, and all original copies or extracts of:

(a)	correspondence, documents (including list of customers), laptops, computer drives, computer disks, other computer equipment (including leads and cables), tapes, mobile telephones, wireless devices (or similar equipment), credit cards, security passes, keys, car provided by the Company (which is to be returned in good condition allowing for fair wear and tear) and other tangible items, which are in his possession or under his control and which belong to or are leased or hired by any Group Company; and

(b)	correspondence and documents (including lists of customers) in his possession or under his control which contain or refer to any Confidential Information; and

(c)	minutes of meetings and other papers of the Board and Parent Board and of any board of directors of any Associated Undertaking which are in his possession or under his control,

15.4.3	having forwarded a copy to the Company, irretrievably delete any and all Confidential Information from any laptops, computer drives, computer disks, tapes mobile telephones, wireless devices (or similar equipment) or other re-usable material in the Executive’s possession or under his control (but which do not belong to any Group Company).

The Executive shall produce such evidence of his compliance with sub-clauses 15.4.2 and 15.4.3 as the Company may reasonably require.

15.5	The termination of this Agreement shall not affect such of the provisions of this Agreement as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

15.6	The Company shall upon termination pay to the Executive all accrued and unpaid remuneration, fees and expenses due under the terms of this Agreement, less any amounts owing by the Executive to the any Group Company.

15.7	Clause 15 is without prejudice to the provisions set out in article 15 of the CBA (Responsabilità civile e/o penale connessa alla prestazione).

16	Confidentiality

16.1	Use of Confidential Information

16.1.1	The Executive acknowledges that, during the Employment, he will have access to Confidential Information and has therefore agreed to accept the restrictions in this clause. The Executive shall not during the continuance of this Agreement or at any time thereafter except as authorised by the Board or Parent Board in the proper performance of his duties hereunder disclose or cause to be disclosed to any person or use for his own purposes or for any purposes other than those of the Group any Confidential Information which he may have received or obtained during his employment with the Company, work with the Parent or during the continuance of this Agreement or information in respect of which any Group Company is bound by an obligation of confidence to a third party and he shall use his best endeavours to prevent the publication or disclosure of any such information.

16.1.2	All notes, memoranda, documents, records and writing made, received or obtained by the Executive on any matters relating to the organisation, business, finance, customers, suppliers, dealings, transactions or affairs of any Group Company shall be treated as confidential and shall be and remain the property of the relevant Group Company and shall be delivered by the Executive to the relevant Group Company (as the case may be) forthwith upon request.

16.1.3	The restrictions contained in this clause shall not apply to:

(a)	any disclosure authorised by the Board or Parent Board or required in the ordinary and proper course of the Employment or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority; or

(b)	any information which the Executive can demonstrate was known to the Executive prior to the commencement of the Employment or is in the public domain otherwise than as a result of a breach of this clause.

17	Restrictive Covenants

17.1	For the purposes of this clause 17:

“Key Employee” means the senior leadership team of the Group from time to time;

“Relevant Business” means the business of paper packaging;

“Relevant Date” means the Termination Date (howsoever arising);

“Relevant Period” means the 12 months prior to, and including, the Relevant Date.

“Restricted Area” means Europe and the following USA states: Georgia, Florida, Illinois and Tennessee;

“Restricted Person” means any Person with whom the Executive had material or regular dealings at any time during the Relevant Period, or in relation to whose dealings with the Company, the Parent and / or any other Associated Undertaking the Executive possessed a material amount of Confidential Information as at the Relevant Date;

"Restricted Products or Services" shall mean products or services of the same type as or similar to or competitive with any products or services supplied by the Company, the Parent and or any other Associated Undertaking at the Relevant Date, in the sale or supply of which the Executive shall have been involved to any material extent at any time during the Relevant Period;

17.2	The Executive acknowledges:

▪	that the Group is in a unique and highly specialised business, which is international in scope with a limited number of competitors;

▪	that the Group possess a valuable body of Confidential Information and that the Executive’s knowledge of Confidential Information directly benefits him by enabling him to perform his duties;

▪	that the protection of Confidential Information, customer connections, supplier connections, goodwill, and the stability of the workforce of the Company, the Parent and / or any other Associated Undertakings are business interests requiring protection; and

▪	that the disclosure of any Confidential Information to any actual or potential competitor of the Company, the Parent and / or any other Associated Undertaking would place the Company and / or it's relevant Associated Undertaking(s) at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Relevant Business.

17.3	Non-Compete Restriction

17.3.1	The Executive agrees with the Company, under article 2125 of the Italian Civil Code, that to protect the Company’s legitimate business interests (and / or those of the Parent and / or any other relevant Associated Undertaking) including those set out at clause 17.2, during the Employment and for a period of 12 months after the Relevant Date, the Executive shall not within the Restricted Area, without the prior written consent of the Company, directly or indirectly in any capacity, whether as a self-employed person or as an employee, even on an occasional basis or without remuneration, as a partner, quota/shareholder, director, employee, assistant, director or agent, independently of his duties under his new business relationship either on his own behalf or in conjunction with or on behalf of any other Person, be engaged, concerned or interested in the Relevant Business, save that he may hold for investment:

(a)	up to 3% of any class of securities quoted or dealt in on a recognised investment exchange; and

(b)	up to 10% of any class of securities not so quoted or dealt.

17.3.2	Considering the current technological resources (including, but not limited to, email and video conferencing) allowing a dissociation between the place in which the activity may be carried out and the place in which it may be used and, in any event, take effect, the restriction referred to above shall be deemed to relate to both such places, and shall therefore be binding not just with regard to the place in which the activity is carried out, in any form, but also the place in which such activity is intended to take direct effect, permanently and regularly, irrespective of the physical presence of the Executive in that place.

17.3.3	In consideration of the obligations set out under clause 17.3.1 above, the Company will pay the Executive a gross amount equal to 55% of the last annual total compensation that will be applicable at the date of termination of the Employment. It is understood that the total compensation for the purposes of calculating the non-compete consideration under this clause 17.3.3 will exclusively include: (i) the base salary; (ii) the average amount of the annual bonuses the Executive received during the three year period preceding the termination of the Employment, it being understood that any benefits received under the LTIP are expressly excluded from the calculation and (iii) the value of any assigned benefits, as indicated in the Executive’s payslip. This amount will be paid by the Company to the Executive after the termination of the Employment, during the period of the non-compete covenant, in quarterly consecutive equal instalments with any of these instalments due on the last day of each quarter, on the condition that the Executive complies with the non-compete obligations.

17.3.4	In order to allow the Company to ensure strict compliance with the non-compete covenant, the Executive undertakes to notify the Company immediately by registered letter of the name of the company, body or organisation, or the employer for which he intends to carry out his work, collaboration or activity or of which he intends to become quota/shareholder and/or partner during the period of the non-compete covenant.

17.3.5	In the case of failure or partial failure to comply with this non-compete covenant, the Executive will be obliged to pay back the money received from the Company as compensation for the non-compete under clause 17.3.2, and he will be obliged to pay as a penalty an additional sum equal to double the last annual gross salary, calculated according to article 2121 of the Italian Civil Code, with the right of the Company to obtain compensation for any further damages and to seek for any further legal remedy.

17.4	Non-Solicitation / Non-Deal Restrictions

The Executive agrees with the Company that to protect the Company’s legitimate business interests (and / or those of the Parent and / or any other relevant Associated Undertaking) including those set out at clause 17.2, during the Employment and for a period of 12 months after the Relevant Date, the Executive shall not within the Restricted Area, without the prior written consent of the Company, directly or indirectly in any capacity either on his own behalf or in conjunction with or on behalf of any other Person:

17.4.1	accept orders for or supply or cause orders to be accepted for or cause to be supplied Restricted Products or Services to any Restricted Person who:

(a)	was provided with products or services by the Company, the Parent or any other Associated Undertaking at any time during the Relevant Period; or

(b)	who was negotiating with the Company, the Parent or any other Associated Undertaking in relation to orders for or the supply of products or services from the Company, the Parent or any other Associated Undertaking at any time during the Relevant Period.

17.4.2	solicit, canvass or approach or endeavour to solicit, canvass or approach or cause to be solicited, canvassed or approached any Restricted Person who:

(a)	was provided with products or services by the Company, the Parent and / or any other Associated Undertaking at any time during the Relevant Period; or

(b)	was negotiating with the Company, the Parent and / or any Associated Undertaking in relation to orders for or the supply of products or services from the Company, the Parent and / or any other Associated Undertaking at any time during the Relevant Period, for the purpose of offering to that Person Restricted Products or Services.

17.4.3	interfere or seek to interfere or take steps as may interfere with the supplies (or the prospective supplies) to the Company, the Parent and / or any other Associated Undertaking (or the terms relating to such supplies) from any Restricted Person who:

(a)	supplied components, materials, products or services to the Company, the Parent and / or any Associated Undertaking at any time during the Relevant Period;

(b)	was negotiating with the Company, the Parent and / or any Associated Undertaking in relation to the supply of components, materials, products or services to the Company, the Parent, and / or any Associated Undertaking at any time during the Relevant Period.

17.4.4	solicit or entice away or endeavour to solicit or entice away or cause to be solicited or enticed away from the Company, the Parent and / or any other Associated Undertaking any Person with whom the Executive worked with, or had managerial responsibility for, at any time during Relevant Period (or in relation to whom, as at the Relevant Date, the Executive possessed a material amount of Confidential Information) and:

(a)	who was, at the Relevant Date, a Key Employee; and

(b)	whose departure from the Company, the Parent and / or any other Associated Undertaking would have a material adverse effect on the business of such undertaking.

17.5	The Executive agrees that he will not, after the Termination Date, whether directly or indirectly, use in connection with any business, any name that includes the name of the Company, the Parent and / or any other Associated Undertaking, or any colourable imitation of such names, and that he shall not represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Company, the Parent and / or any other Associated Undertaking and that he shall take such steps as are necessary to comply with this obligation (including, but not limited to, by amending his social media profile) provided that such steps are not inconsistent with the Executive’s on-going obligations under this Agreement.

17.6	The Executive agrees that if, during the continuance in force of the restrictions set out in this clause 15, he receives an offer of employment from any Person, he will immediately provide that Person with a complete and accurate copy of the restrictions set out herein.

17.7	The Executive acknowledges and confirms that the restrictions set out in this clause are reasonable and go no further than is reasonably necessary to protect the legitimate business interests of the Company, the Parent and / or any other Associated Undertakings (including, but not limited to, those interests acknowledged by the Executive in clause 17.2 of this Agreement).

17.8	Nothing contained in this clause 17 shall act to prevent the Executive from using generic skills learnt while employed by the Company, the Parent and / or any other Associated Undertaking in any business or activity which is not in competition with the Company.

17.9	Each of the restrictions set out in this clause 17 is separate and severable and in the event of any such restriction (including the defined expressions) being determined as being unenforceable in whole or in part for any reason such unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of that restriction.

17.10	In the case of failure or partial failure to comply with the obligations under clause 17.4, the Executive will be obliged to pay to the Company, as a penalty, a sum equal to the last annual gross salary, calculated according to article 2121 of the Italian Civil Code, with the right of the Company to obtain compensation for any further damages and to seek for any further legal remedy.

18	Use of Intellectual Property

18.1	Applicability

"Works" means all Intellectual Property Rights (including any extensions and renewals thereof and including the right to sue for damages and other remedies in respect of any past infringements) which arise as a result of any creation, invention or discovery made by the Executive whether alone or with any other person at any time during either (a) the course of his employment with the Company; or (b) outside the course of his employment if the Intellectual Property Rights relate directly or indirectly to the business of the Group or any Associated Undertaking or which may, in the sole opinion of the Company, be capable of being used or adapted for by any Group Company.

18.2	Property of the Company

18.2.1	The Executive hereby agrees and acknowledges that (i) the object of this Agreement expressly includes the performance of creative and inventive activities on his part and also that (ii) all Works, save for his moral rights, shall automatically belong to the Company to the fullest extent permitted by law. The consideration for his creative and/or inventive activities is expressly included in the annual base salary.

18.2.2	To the extent that any Intellectual Property Rights in any Works do not automatically vest in the Company (either at law or by virtue of this Agreement) the Executive hereby assigns to the Company (or, at the direction of the Company, to an Associated Undertaking) as a present and future assignment, all Intellectual Property Rights throughout the world for the maximum duration of such rights.

18.2.3	To the extent that any Intellectual Property Rights are incapable of being assigned to the Company (or an Associated Undertaking) under applicable law, then the Executive hereby grants to the Company (or an Associated Undertaking) an exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide licence to use such Intellectual Property Rights to the fullest extent permitted by law (including the right to sub-license and to assign all of these rights).

18.3	Undertakings by Executive

The Executive hereby:

18.3.1	Undertakes to disclose to the Company in writing full details of all Works upon the creation, invention or discovery of the same, and promptly whenever requested by the Company and in any event upon the termination of the Employment deliver up to the Company all correspondence and other documents, papers and records and all copies thereof in his possession, custody or power relating to any Intellectual Property Rights;

18.3.2	undertakes, at the expense of the Company, to execute all such documents, make such applications, give such assistance and do such acts and things as may in the opinion of the Board be necessary or desirable in order to give effect to this clause; and

18.3.3	irrevocably appoints the Company or its nominee as the attorney of the Executive to execute all documents as the Company may consider necessary to give effect to this clause.

19	Data Protection

19.1	The Company holds and processes the Executive's personal data for legal, personnel, administrative and management purposes in accordance with applicable laws and as outlined in all applicable Company Data Protection Policies and the Employee Privacy Statement, as may be in force from time to time.

19.2	The Executive agrees to comply with the Applicable Data Protection Laws and agrees to review and abide by the terms of the Company’s and Group's policies on data protection, a copy of which is set out in the Company Handbook.

19.3	The Executive acknowledges that the Company may monitor and/or record his use of office equipment, to the extent permitted by law, including but not limited to email and Internet, and mobile telephones, in order to ascertain compliance with the Company's and Group's policies, detect unauthorised use or misconduct, and otherwise ensure the effective operation of the systems.

20	Notices

20.1	Any notice or other communication whether required or permitted to be given in accordance with this clause 20 shall be given in writing and shall be deemed to have been duly given if delivered by hand, sent by email, if sent by registered delivery post correctly addressed to the relevant party's address as specified in this contract or at such other address as such party may designate from time to time in writing in accordance with this clause 20 and marked for the attention of the company's secretary in the case of notices addressed to the company.

20.2	The Executive undertakes to provide the Company, upon request, with an email address for service of notices pursuant to this 20.

21	Miscellaneous

21.1	Variation

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

21.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which when executed and delivered shall constitute an original and all such counterparts together constituting one and the same instrument.

21.3	Applicable National Collective Bargaining Agreement

In relation to any issues not expressly provided for in this Agreement, provisions of law and of the CBA from time to time in force shall apply.

21.4	Whole Agreement

Each of the Executive and the Company (on behalf of itself and its Associated Undertakings) confirms that this Agreement contains the whole agreement between the parties hereto relating to the matters provided for in this Agreement and supersedes all previous agreements (including any previously executed employment contracts relating to the Executive’s employment with any Group Company) between such parties in respect of such matters and each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement it has not relied on any representations or warranties except for those contained in this Agreement.

21.5	Notice on employment conditions

Appendix B provides the information regarding certain essential aspects of the employment relationship as required by Article 1 of Legislative Decree No. 152/1997, as amended by Article 4 of Legislative Decree No. 104/2022.

22	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Italy and the courts of Italy shall have exclusive jurisdiction to deal with all disputes arising from or touching upon this Agreement.

-	Appendix A: duties

-	Appendix B: Notice on employment conditions

This Agreement has been entered into on the date stated at the beginning of it.

I, the undersigned Mr Saverio Mayer, hereby acknowledge that I have read, understood and accepted the above contractual conditions.

Signed by                  ________________________________

SAVERIO MAYER

Signed by                  ________________________________

duly authorised for and on behalf of

Smurfit Kappa Italia S.p.A.

Form of Service Contract

Between Smurfit Kappa Italia S.p.A. and Saverio Mayer

APPENDIX A: DUTIES

•	Developing and implementing the strategic plan and vision of the Group, in particular for the European, MEA and APAC regions;

•	Leading the executive team in the European, MEA and APAC regions and providing input to other key stakeholders in the region;

•	Ensuring the company's financial sustainability and growth, including managing cash flow in the European, MEA and APAC regions;

•	Building and maintaining strong relationships with clients/customers, investors, and other stakeholders in particular in European, MEA and APAC regions

•	Overseeing day-to-day operations and making decisions that drive growth and success of the Parent in European, MEA and APAC regions;

•	Representing the Parent to the public and media, where required;

•	Ensuring compliance with regulatory and legal requirements, including corporate governance in European, MEA and APAC regions;

•	Fostering a culture of collaboration, innovation, and excellence within the Group;

•	Providing leadership and management skills to create a high-quality work environment;

•	Motivating and developing the management team and high-performing employees;

•	Leading and executing mergers, acquisitions, and strategic partnerships to further the company's strategic direction;

•	Providing ethical leadership and upholding integrity, ethics, and corporate social responsibility.

APPENDIX B: NOTICE PURSUANT TO ARTICLE 1 OF LEGISLATIVE DECREE NO. 152/1997, AS AMENDED BY ARTICLE 4 OF LEGISLATIVE DECREE NO. 104/2022

(a)            Identity of the parties

Please refer to the Agreement (page 1).

(b)            Place of work

Please refer to the Agreement (Clause 6.1).

(c)            Employer’s registered place of business or domicile

Please refer to the Agreement (page 1).

(d)            Employment category, level and title (or, as an alternative, a brief description of the work)

Please refer to the Agreement (Clause 3).

(e)            Date of commencement of the employment relationship

Please refer to the Agreement (Clause 2.1.2).

(f)            Type of employment (and, in case of a fixed-term employment relationship, the expected duration thereof)

Please refer to the Agreement (Clause 15.1).

(g)            Duration of the probationary period, if any

N/A

(h)            Right to receive trainings from the employer, if any

Mandatory periodic training in health and safety at work matters. Additional training courses may be scheduled and will be communicated from time to time.

(i)            Holidays and other paid leaves

i.	Holidays: 35 days per each working year. Please refer to the CBA for the detailed discipline.

ii.	Marriage leave: 15 calendar days Executives not on trial period in the event of marriage or civil union.

iii.	Maternity leave (also for adopted or foster children): 5 months.

iv.	Alternative paternity leave (also for adopted or foster children): executives-fathers, in case of death, serious infirmity, abandonment or non-recognition of the mother or custody of the child exclusively to the father. Duration is 5 months (or the shorter duration not used by the mother).

v.	Mandatory paternity leave: executives-fathers (also of adopted or foster children) during the period from 2 months before the presumed date of birth until 5 months after the birth or entry into the family. Duration is 10 days (not divisible by hours, also usable on a non-continuous basis); 20 days in case of multiple births.

vi.	Parental leave: for executives-parents within the first 12 years of life of the child (or from entry into the family in case of adoption or foster care). The duration of the leave is splitted between the parents for a total maximum of 10 months (increasable to 11 months) of leave. Specifically, if both parents are present (again within the overall maximum limit of 11 months):

•	the executive mother takes a maximum of 6 months of leave (after maternity leave has elapsed);

•	the executive father takes a maximum of 7 months of leave.

If only one parent is present (i.e., due to death, serious infirmity, non-recognition or abandonment of the other parent or in case of sole custody to only one of the two parents): maximum 11 months.

The duration can be extended up to a maximum of 3 years for Executives who are parents of disabled persons up to 12 years of age.

l)              Illness or injury: the Executive is entitled to abstain from work for the duration of the illness/injury event with the right to maintain its job position (only for executives not on trial period):

•	Up to 12 months in the case of absence due to illness/ non-work-related accident events (extendable for an additional 6 months);

•	upon ascertained recovery or until permanent total or partial disability is established, in the case of absence due to accident at work.

Please refer to the CBA for the detailed discipline.

(m)           Procedure, formal requirements and period of notice to be observed where the employment relationship is terminated

i.	Notice of dismissal: in all cases of dismissal not on trial period and not due to just cause, the executive is entitled to receive a notice of termination (or payment of the relevant indemnity in lieu thereof) whose duration variates according to company seniority, as described in the table below. Please refer to the CBA for the detailed discipline.

Seniority	Notice
Up to 6 years	6 months
From 6 to 10 years	8 months
From 10 to 15 years	10 months
Over 15 years	12 months

ii.	Notice of resignations: due in all cases of resignation not during the trial period and not for just cause. Duration: 1/3 of the notice of dismissal. If notice is not given, the Executive is required to pay the relevant indemnity in lieu of notice which may be withheld from the net severance pay.

iii.	Form and procedure of resignations: telematic procedure through the completion and transmission to the employer of the forms made available by the Ministry of Labor and Social Policies through the website www.lavoro.gov.it, possibly with the assistance of patronages (patronati), trade union organizations, labor consultants, territorial offices of the Labor Inspectorate or bilateral bodies and certification commissions (in this case, the resignation is revocable within 7 days of submission). Alternatively: formalization before a body referred to in Art. 2113, par. 4 of the Italian Civil Code. In the case of resignation of the Executive during the period of pregnancy or during the first 3 years of the child's life (or in the first 3 years of the entry into family of the adopted or foster child) or in the case of resignation submitted by the female Executive in the period between the day of the request for marriage banns as it follows the celebration and the expiration of one year from the celebration itself: resignation to be validated at the Territorial Labor Inspectorate competent for the territory.

(n)           Compensation

Please refer to the Agreement (Clause 7).

(o) and (p)        Working time and overtime

Please refer to the Agreement (Clause 6.4). In particular, given regard to the nature of the working activities to be carried out and the responsibilities and management of the job assigned, the Executive shall not be subject to working time limits pursuant to Article 17, paragraph 5, letter a) of Legislative Decree 8 April 2003 no. 66.

(q)            Applicable collective bargaining agreements

The CBA, as defined in the Agreement.

Please refer to the database available at Ministry of Labour and Social Policies website, where the most updated versions of the legal and contractual provisions applicable to the employment relationships are available at: https://www.lavoro.gov.it/temi-e-priorita/rapporti-di-lavoro-e-relazioni-industriali/focus-on/norme-contratti-collettivi/Pagine/default.aspx.

(r)            Social security and insurance coverage

The Company is paying mandatory social security contributions to INPS (Istituto Nazionale Previdenza Sociale) and mandatory insurance premiums to INAIL (Istituto Nazionale per l’Assicurazione contro gli Infortuni sul Lavoro).

(s)            Automated decision-making and/or monitoring systems, if any

The Company does not use any automated decision-making or monitoring system aimed at providing relevant information for the purpose of hiring, managing or terminating the employment relationship, assigning tasks or duties as well as information affecting the surveillance, the appraisal, the working performance and the fulfilment of the contractual obligations of employees. Should the Company use these systems in the future, it will comply with the relevant additional information requirements provided by the law.